Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES
CENTILLIUM COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except for per share data)

	Nine Months Ended, September 30, 2007
	Pro Forma
	As Reported	Adjustments		Pro Forma

Net revenues	$30,582	$(20,791)	a	$9,791
Cost of revenues	13,316	(8,647)	a	4,669
Gross profit	17,266	(12,144)		5,122

Operating expenses:
Research and development	22,152	(2,457)	b	19,695
Selling, general and administrative	14,039	(232)	b	13,807
Loss on settlement	2,500	(2,500)	c	-
Total operating expenses	38,691	(5,189)		33,502
Operating loss	(21,425)	(6,955)		(28,380)
Interest income and other, net	1,879	-		1,879
Loss before provision for income taxes	(19,546)	(6,955)		(26,501)
Provision for income taxes	451	-		451
Net loss	$(19,997)	$(6,955)		$(26,952)

Basic and diluted net loss per share	$(0.48)			$(0.65)

Shares used to compute basic and diluted net loss per share	41,280			41,280

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CENTILLIUM COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Twelve Months Ended December 31, 2006
		Pro Forma
	As Reported	Adjustments		Pro Forma

Net revenues	$64,563	$(49,753)	a	$14,810
Cost of revenues	29,391	(21,747)	a	7,644
Gross profit	35,172	(28,006)		7,166

Operating expenses:
Research and development	27,814	(3,260)	b	24,554
Selling, general and administrative	20,747	(469)	b	20,278
Total operating expenses	48,561	(3,729)		44,832
Operating loss	(13,389)	(24,277)		(37,666)
Interest income and other, net	2,861	-		2,861
Loss before provision for income taxes	(10,528)	(24,277)		(34,805)
Provision for income taxes	221	-		221
Net loss	$(10,749)	$(24,277)		$(35,026)

Basic and diluted net loss per share	$(0.27)			$(0.86)

Shares used to compute basic and diluted net loss per share	40,574			40,574

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CENTILLIUM COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

	As of September 30, 2007
	Pro Forma
	As Reported	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$18,842	$10,550	d	$29,392
Short-term investments	22,814	-		22,814
Accounts receivable (net of allowance for doubtful accounts
of $33 at September 30, 2007)	4,326	-		4,326
Inventories	3,358	(2,827)	e	531
Other current assets	3,774	-		3,774
Total current assets	53,114	7,723		60,837
Property and equipment, net	2,227	(769)	e	1,458
Other assets	1,270	-		1,270
Total assets	$56,611	$6,954		$63,565

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$1,500	$-		$1,500
Accounts payable	6,426	-		6,426
Accrued compensation and related expenses	4,236	(190)	f	4,046
Accrued liabilities and other	21,024	-		21,024
Total current liabilities	33,186	(190)		32,996

Long-term liabilities:
Other long-term liabilities	1,567	-		1,567
Total liabilities	34,753	(190)		34,563

Commitments and contingencies

Stockholders' equity:
Common stock; $0.001 par value:
Authorized shares: 100,000,000; Issued and outstanding shares:
41,480,663 at September 30, 2007	41	-		41
Additional paid-in capital	253,922	-		253,922
Accumulated deficit	(232,123)	7,144	g	(224,979)
Accumulated other comprehensive loss	18	-		18
Total stockholders' equity	21,858	7,144		29,002
Total liabilities and stockholders' equity	$56,611	$6,954		$63,565

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CENTILLIUM COMMUNICATIONS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF TRANSACTION

On February 13, 2008, Centillium Communications, Inc. ("Centillium") completed the sale of certain fixed and certain intangible assets comprising its digital subscriber line business (the "DSL Business") to Ikanos Communications, Inc. ("Ikanos"). Upon closing of the transaction, Ikanos paid Centillium $12,000,000 in cash consideration, which was determined, based on an arms length negotiation. Cash proceeds will be reduced by $950,000 in transaction costs, $500,000 in contingency payments and $1.8 million, or fifteen percent (15%) of the purchase price which will be held in an escrow for one year as security for certain indemnification obligations of Centillium including breaches of representations and warranties made by Centillium.

In connection with the transaction, Centillium and Ikanos entered into several ancillary agreements, including a transition services agreement and cross license agreement.

NOTE 2 - PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the sale of assets associated with the DSL Business on the Company's historical results of operations and financial position. The accompanying unaudited pro forma condensed consolidated statements of operations are represented as if the transaction described in Note 1 had occurred on January 1, 2007 (the beginning of fiscal 2007) and January 1, 2006 (the beginning of fiscal 2006). The unaudited pro forma consolidated balance sheet is presented as if the transaction had occurred on September 30, 2007 (the end of the third quarter of fiscal 2007).

Centillium does not maintain financial statements by business product line. The pro forma adjustments are as follows:

a.

Elimination of revenues and standard cost of revenues of the DSL Business, which includes standard material costs and revaluations, royalties, purchase price and yield variances, scrap expense, and inventory write-down adjustments.

b.

Elimination of payroll and related expenses for employees who resigned from Centillium to become employees of Ikanos as a result of the sale of business, and elimination of external commissions and depreciation expense associated with the sale of DSL related assets.

c.	Elimination of loss on legal settlement with Accton Technology Corporation related to the DSL Business.
d.	To record the cash consideration received from Ikanos reduced by $950,000 of transaction costs and $500,000 of contingency payments.
e.	Elimination of the inventory and fixed assets sold to Ikanos.
f.	Reversal of estimated sabbatical liability in the amount of $190,000 related to the employees who resigned from Centillium to become employees of Ikanos.
g.	Recording of the preliminary gain on sale of the DSL Business, as if the transaction had consummated on September 30, 2007:

(In thousands)
Proceeds from sale net of transaction costs of $950 and contingency payments of $500	$10,550
Inventories sold to Ikanos	(2,827)
Fixed assets sold to Ikanos	(769)
Accrued liabilities	190
Gain on sale of the disposition of DSL related assets	$7,144